                                                                     EXHIBIT 2.5

     ====================================================================

                           STOCK PURCHASE AGREEMENT

                                 BY AND AMONG

                                  WEC COMPANY
                                  ("BUYER"),


                            C. CHRISTOPHER ZANETIS,
                                ANN B. ZANETIS,
                                MARK R. KINDER,
                                REBA M. KINDER,
                           WILLIAM J. BETHARDS, AND
                              ROBERT E. BETHARDS
                        (COLLECTIVELY, "SHAREHOLDERS")


                                      AND


                           ZANETIS ENTERPRISES, LLC
                                  (THE "LLC")



                           DATED AS OF JULY 30, 1999


     ====================================================================

ARTICLE I PURCHASE AND SALE                                                                          1
     1.01    Purchase and Sale of Shares......................................................       1

ARTICLE II PURCHASE PRICE - PAYMENT                                                                  2
     2.01    Purchase Price...................................................................       2
     2.02    Payment of Purchase Price........................................................       2
     2.03    Determination of Working Capital Value and Indebtedness Amount...................       3

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS                                           5
     3.01    Corporate........................................................................       6
     3.02    No Violation.....................................................................       6
     3.03    Financial Statements.............................................................       6
     3.04    Shareholders.....................................................................       7
     3.05    Capitalization...................................................................       7
     3.06    Tax Matters......................................................................       7
     3.07    Accounts Receivable..............................................................       9
     3.08    Inventory........................................................................       9
     3.09    Absence of Certain Changes.......................................................       9
     3.10    Absence of Undisclosed Liabilities...............................................      11
     3.11    No Litigation....................................................................      11
     3.12    Compliance With Laws and Orders..................................................      11
     3.13    Title to and Condition of Properties.............................................      13
     3.14    Title Insurance..................................................................      14
     3.15    Surveys..........................................................................      14
     3.16    Bank Accounts....................................................................      14
     3.17    Insurance........................................................................      14
     3.18    Contracts and Commitments........................................................      15
     3.19    Labor Matters....................................................................      16
     3.20    Employee Benefits Plans..........................................................      17
     3.21    Employment Compensation..........................................................      21
     3.22    Proprietary Rights...............................................................      21
     3.23    Major Customers and Suppliers....................................................      22
     3.24    Product Warranty and Product Liability...........................................      22
     3.25    Affiliates' Relationships to Company.............................................      23
     3.26    Spinoff of Ingram Division; Transfer of Ingram Employees and Employee Benefits...      23
     3.27    Production Transition............................................................      24
     3.28    Assets Necessary to PA Business..................................................      24
     3.29    Copies of Certain Documents......................................................      24
     3.30    Underlying Documents.............................................................      24
     3.31    PA Business of Company...........................................................      24
     3.32    Disclosure of Material Facts.....................................................      24
     3.33    No Payment of Transaction Expenses...............................................      24
     3.34    No Brokers or Finders............................................................      24

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER                                                  25
     4.01    Corporate........................................................................      25
     4.02    Authority........................................................................      25
     4.03    No Brokers or Finders............................................................      25

ARTICLE V POST-CLOSING COVENANTS                                                                    25
     5.01    Noncompetition; Confidentiality..................................................      25
     5.02    Preparation of Company's Tax Return..............................................      27
     5.03    Underground Storage Tank.........................................................      27
     5.04    Year 2000 Compliance.............................................................      27
     5.05    Further Assurance................................................................      28
     5.06    Payment of Line of Credit........................................................      28

ARTICLE VI [Intentionally Omitted]                                                                  28

ARTICLE VII RELEASE                                                                                 28
     7.01    By the LLC and Members...........................................................      28

ARTICLE VIII INDEMNIFICATION                                                                        28
     8.01    By Shareholder...................................................................      28
     8.02    By Buyer.........................................................................      29
     8.03    Indemnification of Third-Party Claims............................................      29
     8.04    Payment..........................................................................      30
     8.05    Limitations on Indemnification...................................................      31
     8.06    Exclusive Remedy.................................................................      32

ARTICLE IX CLOSING                                                                                  32
     9.01    Shareholders' Closing Deliveries.................................................      33
     9.02    LLC and Members' Closing Deliveries..............................................      34
     9.03    Buyer's Closing Deliveries.......................................................      34

ARTICLE X MISCELLANEOUS                                                                             35
     10.01   Schedules........................................................................      35
     10.02   Disclosures and Announcements....................................................      35
     10.03   Assignment; Parties in Interest..................................................      35
     10.04   Law Governing Agreement..........................................................      35
     10.05   Amendment and Modification.......................................................      35
     10.06   Notice...........................................................................      35
     10.07   Expenses.........................................................................      37
     10.08   Entire Agreement.................................................................      37
     10.09   Counterparts.....................................................................      37
     10.10   Headings.........................................................................      38
     10.11   Index of Terms...................................................................      38

                                   Exhibits

     Exhibit A - Form of Legal Opinion of Baker & Daniels
     Exhibit B - Form of Lease Agreement
     Exhibit C - Form of Escrow Agreement
     Exhibit D - Form of Employment Agreement
     Exhibit E - Form of Consulting Agreement
     Exhibit F - Form of Non-Competition Agreement
     Exhibit G - Form of Legal Opinion of Foley & Lardner

                                   Schedules

     Schedule 2.03(d)     Estimated Closing Balance Sheet
     Schedule 3.01        Qualifications
     Schedule 3.02        No Violation
     Schedule 3.03        Financial Statements
     Schedule 3.05        Capitalization
     Schedule 3.06        Tax Matters
     Schedule 3.07        Accounts Receivable
     Schedule 3.08        Inventory
     Schedule 3.09        Absence of Certain Changes
     Schedule 3.10        Absence of Undisclosed Liabilities
     Schedule 3.11        Litigation
     Schedule 3.12        Compliance with Laws and Orders
     Schedule 3.13        Title to and Condition of Personal and Real Properties
     Schedule 3.16        Bank Accounts
     Schedule 3.17        Insurance
     Schedule 3.18        Contracts and Commitments
     Schedule 3.19        Labor Matters
     Schedule 3.20        Employee Benefit Plans
     Schedule 3.21        Employment Compensation
     Schedule 3.22        Proprietary Rights
     Schedule 3.23        Major Customers and Suppliers
     Schedule 3.24        Product Warranty and Product Liability
     Schedule 3.25        Affiliates' Relationships to Company
     Schedule 3.26        Ingram Spinoff
     Schedule 5.04        Year 2000 Compliance
     Schedule 5.06        Payment of Line of Credit
     Schedule 8.06        Certain Tax Matters
     Schedule 9.01(j)     Assets to be Transferred from Zanetis Enterprises
     Schedule 9.01(k)     Third Party Obligations To Be Released at Closing

                           STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT (this "Agreement") dated July 30, 1999, by and among WEC COMPANY d/b/a Woods Equipment Company, a Delaware corporation ("Buyer"), C. Christopher Zanetis, Ann B. Zanetis, Mark R. Kindler, Reba M. Kinder, William J. Bethards and Robert E. Bethards (each individually, a "Shareholder," and, together, "Shareholders"), and Zanetis Enterprises, LLC, an Illinois limited liability corporation (the "LLC").

                                   RECITALS

     A. Alitec Corporation, an Indiana corporation ("Company"), is engaged in the manufacture and sale of power attachment tools (the "PA Business") and heavy equipment (together with the PA Business, the "Business"). Shareholders own all of the issued and outstanding shares (the "Shares") of capital stock of Company.

     B. Company's facilities formerly consisted of manufacturing facilities located in Brownsburg, Indiana and Danville, Indiana (collectively, the "Facilities"). Company's divisions formerly consisted of a power attachment division (the "PA Division") and a heavy equipment division (the "Ingram Division"). As of the date of this Agreement, the PA Division is the sole division of Company and the PA Business is the only business in which the Company is engaged.

     C. Buyer desires to purchase the outstanding stock of Company which at the time of such acquisition shall consist solely of the PA Division of Company.

     D. Buyer desires to purchase the Shares from Shareholders and Shareholders desire to sell to Buyer the Shares, upon the terms and conditions set forth herein.

     THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows. Capitalized terms are defined herein. An index of defined terms is set forth in Section 10.11 hereof.

                                   ARTICLE I
                               PURCHASE AND SALE

     1.01 Purchase and Sale of Shares. Subject to the terms and conditions of this Agreement, on the Closing Date Buyer agrees to purchase from Shareholders, and Shareholders agree to sell to Buyer, all of the Shares.

                                  ARTICLE II
                           PURCHASE PRICE - PAYMENT

     2.01  Purchase Price.

           (a) The purchase price (the "Purchase Price") for the Shares shall be equal to:

                (i)   Seven Million Dollars ($7,000,000); plus

                (ii) the amount, if any, by which the Working Capital Value as of the Closing Date exceeds the April 1999 Value; minus

                (iii) the amount, if any, by which the April 1999 Value exceeds the Working Capital Value as of the Closing Date; minus

                (iv) the amount, if any, by which the Indebtedness Amount exceeds Four Million Dollars ($4,000,000) as of the Closing Date.

     2.02 Payment of Purchase Price. The Purchase Price shall be paid by Buyer as follows:

           (a)  Cash to Escrow Agent. At the Closing, Buyer shall deliver to
                --------------------
     the Escrow Agent, under the Escrow Agreement, the sum of Seven Hundred Thousand Dollars ($700,000) (the "Escrow Amount").

           (b)  Cash to Shareholders. At the Closing, Buyer shall deliver to
                --------------------
     Shareholders or their designee the Purchase Price, calculated pursuant to the Estimated Closing Balance Sheet, less the Escrow Amount.

           (c)  Post-Closing Adjustment. On or before the fifth business day
                -----------------------
     following the final determination of the Final Closing Balance Sheet ("Settlement Date"), the parties shall make the following adjustments:

                (i) Shareholders shall pay to Buyer the amount, if any, by which the Working Capital Value as reflected on the Estimated Closing Balance Sheet exceeds the Working Capital Value as reflected on the Final Closing Balance Sheet, or Buyer shall pay to Shareholders the amount, if any by which the Working Capital Value as reflected on the Estimated Closing Balance Sheet is less than the Working Capital Value as reflected on the Final Closing Balance Sheet; and

                (ii) Shareholders shall pay to Buyer the amount, if any, by which the Excess Indebtedness Amount as reflected on the Estimated Closing Balance Sheet is less than the Excess Indebtedness Amount on the Final Closing Balance Sheet, or Buyer shall pay to Shareholders the amount, if any, by which the Excess Indebtedness Amount as reflected on the Final Closing

           Balance Sheet is less than the Excess Indebtedness Amount as reflected on the Estimated Closing Balance Sheet.

     Any Settlement Date payments shall be made together with interest on the amount being paid from the Closing Date to the date of payment at a rate of eight percent (8%) per annum.

           (d)  Source and Method of Payment. All payments under this Section
                ----------------------------
     2.02 shallfollowing the be made by wire transfer of immediately available funds to an account designated by the recipient not less than forty-eight
     (48) hours prior to the time for payment specified herein. With respect to any payments required to be made by Shareholders pursuant to Section 2.02(c), the parties agree that Buyer's initial source of payment will be
     C. Christopher Zanetis, on behalf of Shareholders, and that Shareholders (other than C. Christopher Zanetis) will have direct payment obligations only if C. Christopher Zanetis fails to cover Shareholders payment obligations under this Section 2.02.

     2.03  Determination of Working Capital Value and Indebtedness Amount.

           (a)  Definition of April 1999 Value. The term "April 1999 Value"
                ------------------------------
     shall mean Two Million Four Hundred Fifty-Seven Thousand Dollars ($2,457,000), which sum represents the Working Capital Value of the Company as of April 30, 1999.

           (b)  Definition of Working Capital Value. The term "Working Capital
                -----------------------------------
     Value" shall mean the dollar amount by which the sum of current assets of the PA Division exceeds the sum of current liabilities of the PA Division, each as reflected in the Estimated Closing Balance Sheet or Final Closing Balance Sheet, as applicable.

           (c)  Definition of Indebtedness Amount, Excess Indebtedness Amount
                -------------------------------------------------------------
     and Affiliate.
     -------------

                (i) The term "Indebtedness Amount" shall mean all indebtedness other than accounts payable and accrued expenses, including both amounts owed to unaffiliated third parties (including any bank overdrafts) and indebtedness to any Affiliate outstanding as of the Closing Date, as reflected in the Estimated Closing Balance Sheet or Final Closing Balance Sheet, as applicable.

                (ii) The term "Excess Indebtedness Amount" shall mean the amount, if any, by which the Indebtedness Amount exceeds the sum of $4,000,000.

                (iii) As used in this Agreement, the term "Affiliate" shall mean and include all Shareholders, directors and officers of Company, the spouse of any such person, any person who would be the heir or descendant of any such person if such person were not living and any entity in which any of the foregoing has a direct or indirect interest, except through ownership of less than five percent (5%) of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market.

           (d)  Estimated Closing Balance Sheet. For purposes of determining
                -------------------------------
     the amount to be paid by Buyer at the Closing, the parties have agreed as follows:

                (i) They will use the balance sheet of the PA Division attached hereto as Schedule 2.03(d), which balance sheet (the "Estimated Closing Balance Sheet") is stated as of the close of business on the business day immediately prior to the Closing Date (hereinafter the "Effective Time"), and

                (ii) The Working Capital Value adjustment required by the Estimated Closing Balance Sheet is a subtraction from the Purchase Price otherwise payable at Closing in the amount of One Hundred Twenty Thousand and Eighty-Eight Dollars ($120,088).

           (e)  Final Closing Balance Sheet. The Final Closing Balance Sheet of
                ---------------------------
     Company shall be prepared as follows:

                (i) Within forty-five (45) days after the Closing Date, Buyer shall deliver to Shareholders a pro forma balance sheet of the PA Division as of the Effective Time, prepared in accordance with generally accepted accounting principles from the books and records of Company, on a basis consistent with the generally accepted accounting principles theretofore followed by Company in the preparation of the Recent Balance Sheet and in accordance with this
           Section 2.03, and fairly presenting the financial position of the PA Division as of the Effective Time. The balance sheet shall be accompanied by detailed schedules and by a report of Buyer's independent accounts ("Buyer's Accountants") setting forth (1) the Working Capital Value and Indebtedness Amount reflected in the balance sheet, and (2) the amount of any adjustment to the Purchase Price to be paid and by whom pursuant to Section 2.02(c) hereof, which adjustment shall be calculated in a manner consistent with the calculations used to arrive at the number set forth in Section 2.03(d)(ii).

                (ii) Within thirty (30) days following the delivery of the balance sheet referred to in (i) above, Shareholders or their independent accountants ("Shareholders' Accountants") may object to any of the information contained in said balance sheet or accompanying schedules which could affect the necessity or amount of any adjustment to Purchase Price pursuant to Section 2.02(c) hereof. Any such objection shall be made in writing and shall state Shareholders' calculation of Working Capital Value and Indebtedness Amount.

                (iii) In the event of a dispute or disagreement relating to such balance sheet or accompanying schedules which Buyer and Shareholders are unable to resolve, either party may elect to have such dispute or disagreement resolved by an accounting firm of nationally recognized standing (the "Third Accounting Firm") to be mutually selected by Shareholders and Buyer or, if no agreement is reached, by Shareholders' Accountants and Buyer's Accountants. The Third Accounting Firm shall make a resolution of the balance sheet of Company as of the Effective Time and the calculations of Working Capital Value and Indebtedness Amount, which shall be final and binding for purposes of this Article
           II. The Third Accounting Firm shall be instructed to use every reasonable effort to perform its services within fifteen (15) days of submission of the balance sheet to it and, in any case, as soon as practicable after such submission. The fees and expenses for the services of the Third Accounting Firm shall be shared by Buyer and Shareholders as follows:

           Shareholders shall pay a percentage of such fees and expenses equal to A/(A+B) and Buyer shall pay a percentage of such fees and expenses equal to B/(A+B), where A is equal to the absolute value of the difference (in dollars) between Working Capital Value and Indebtedness Amount as finally determined by the Third Accounting Firm and Working Capital Value and Indebtedness Amount as reflected in the objection prepared and delivered by Shareholders in accordance with Section 2.03(d)(ii), and B is equal to the absolute value of the difference (in dollars) between Working Capital Value and Indebtedness Amount as finally determined by the Third Accounting Firm and Working Capital Value and Indebtedness Amount as reflected in the report prepared and delivered by Buyer and Buyer's Accountants in accordance with Section 2.03(d)(i). As used in this Agreement, the term "Final Closing Balance Sheet" shall mean the balance sheet of Company as of the Effective Time as finally determined for purposes of this Article II, whether by acquiescence of Shareholders to the figures supplied by Buyer in accordance with Section 2.03(d)(i), by negotiation and agreement of the parties, or prepared by the Third Accounting Firm in accordance with Section 2.03(d)(iii).

                (iv) After the Closing Date, Buyer agrees to permit Shareholders, Shareholders' Accountants, and their respective representatives, during normal business hours, to have reasonable access to, and to examine any books and records of Company, which documents and access are necessary to review the balance sheet delivered by Buyer in accordance with this Section.

                                  ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

     Shareholders, jointly and severally, make the following representations and warranties to Buyer, each of which is true and correct on the date hereof, shall be unaffected by any investigation heretofore or hereafter made by Buyer, or any knowledge of Buyer other than as specifically disclosed in the Disclosure Schedules (the "Schedules") delivered to Buyer, and shall survive the Closing of the transactions provided for herein.

     3.01  Corporate.

           (a)  Organization. Company is a corporation duly organized, validly
                ------------
     existing and in good standing under the laws of the State of Indiana.

           (b)  Corporate Power. Company has all requisite corporate power and
                ---------------
     authority to own, operate and lease its properties and to carry on the PA Business as and where such is now being conducted.

           (c)  Qualification.  Company is duly licensed or qualified to do
                -------------
     business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it, or the nature of the Business, makes such licensing or qualification necessary. The states in which Company is licensed or qualified to do business are listed in Schedule 3.01.

           (d)  No Subsidiaries. Company does not own any interest in any
                ---------------
     corporation, partnership or other entity.

     3.02 No Violation. Except as set forth on Schedule 3.02, neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Shareholders pursuant hereto, nor the consummation by Shareholders of the transactions contemplated hereby and thereby
(a) will violate any applicable statute, law, ordinance, rule or regulation (collectively, "Laws"), or any order, writ, injunction, judgment, plan or decree (collectively, "Orders"), (b) will require any authorization, consent, approval, exemption or other action by or notice to any government entity (including, without limitation, under any "plant closing" or similar law), or (c) will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the assets of Company or the Shares under any term or provision of the Articles of Incorporation or By-laws of Company or of any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Company is a party, or by which Company, any of its assets or properties, any Shareholder, or any of their respective assets or properties, may be bound or affected.

     3.03 Financial Statements. Included as Schedule 3.03 are true and complete copies of the financial statements of the PA Division consisting of (i) balance sheets of the PA Division as of December 31, 1998, December 31, 1997 and December 31, 1996, and the related statements of income and cash flows for the years then ended (including the notes contained therein or annexed thereto), which financial statements have been reported on, and are accompanied by, the signed, unqualified opinions of Greenwalt Sponsel & Co., Inc., independent auditors for Company for such years, and (ii) an unaudited balance sheet of the PA Division as of June 30, 1999 (the "Recent Balance Sheet"), and the related unaudited statements of income and cash flows for the six (6) months then ended and for the corresponding period of the prior year (including the notes and schedules contained therein or annexed thereto). All of such financial statements (including all notes and schedules contained therein or annexed thereto) have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, for the absence of footnote disclosure) applied on a consistent basis, have been prepared in accordance with the books and records of Company, and fairly present, in accordance with generally accepted accounting principles, the assets, liabilities and financial position, the results of operations and cash flows of the PA Division as of the dates and for the years and periods indicated.

     3.04  Shareholders.

           (a)  Power. Each Shareholder has full power, legal right and
                -----
     authority to enter into, execute and deliver this Agreement and the other documents and instruments to be executed and delivered by the parties pursuant hereto (such other documents sometimes referred to herein as "Ancillary Documents") and to carry out the transactions contemplated hereby and thereby.

           (b)  Validity. This Agreement and each Ancillary Document has been
                --------
     duly and validly executed and delivered by each Shareholder, and is the legal, valid and binding obligation of each such Shareholder, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally, and by general equitable principles.

           (b)  Title. Each Shareholder has, and at Closing, Buyer will
                -----
     receive, good and marketable title to the Shares, free and clear of all Liens including, without limitation, voting trusts or agreements, proxies, marital or community property interests.

           (c)  Obligations with Respect to Shares. Company and Shareholders
                ----------------------------------
     have no commitment or obligation to issue, deliver or sell, under any offer, subscription, stock option agreement, stock bonus agreement, stock purchase plan, incentive compensation plan, warrant, call, conversion right or otherwise, any shares of its capital stock or securities, except as contemplated under this Agreement. There are no shareholder agreements, voting agreements, voting trusts or other agreements or arrangements which may have the effect of restricting or limiting the transfer, voting or other rights associated with the Shares, except as contemplated by this Agreement.

     3.05 Capitalization. Schedule 3.05 sets forth a complete list of all the authorized capital stock of Company. No shares of such capital stock are issued or outstanding except for the Shares, which are owned of record and beneficially by Shareholders in the respective numbers set forth in Schedule 3.05.

     3.06  Tax Matters.

           (a)  Provision For Taxes. The provision made for taxes on the Recent
                -------------------
     Balance Sheet is sufficient for the payment of all federal, state, foreign, county, local and other income, ad valorem, excise, profits, franchise, occupation, property, payroll, sales, use, gross receipts and other taxes (and any interest and penalties) and assessments, whether or not disputed at the date of the Recent Balance Sheet, and for all years and periods prior thereto. Since the date of the Recent Balance Sheet, Company has not incurred any taxes other than taxes incurred in the ordinary course of the PA Business consistent in type and amount with past practices of Company.

           (b)  Tax Returns Filed. Except as set forth on Schedule 3.06, all
                -----------------
     federal, state, foreign, county, local and other tax returns required to be filed by or on behalf of Company (including, without limitation, the Company's 1998 federal tax return) have been timely filed and when filed were true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued. Company has duly withheld and paid all taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees of Company.

           (c)  Tax Audits. The federal and state income tax returns of Company
                ----------
     have been audited by the Internal Revenue Service (the "IRS") and appropriate state taxing authorities for the periods and to the extent set forth in Schedule 3.06, and Company has not received from the IRS or from the tax authorities of any state, county, local or other jurisdiction any notice of underpayment of taxes or other deficiency which has not been paid, nor has the IRS or any of such tax authorities made any objection to any return or report filed by Company. There are outstanding no agreements or waivers extending the statutory period of limitations applicable to any tax return or report of Company.

           (d)  Consolidated Group. Schedule 3.06 lists every year in which
                ------------------
     Company was a member of an affiliated group of corporations that filed a consolidated tax return on which the statute of limitations does not bar a federal tax assessment, and each corporation that has been part of such group.

           (e)  Other. Except as set forth in Schedule 3.06, since January 1,
                -----
     1990, Company has not (i) filed any consent or agreement under Section 341(f) of the Code, (ii) applied for any tax ruling, (iii) entered into a closing agreement with any taxing authority, (iv) filed an election under
     Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (v) made any payments, or been a party to an agreement (including this Agreement) that under any circumstances could obligate it to make payments that will not be deductible because of Section 280G of the Code, or (vi) been a party to any tax allocation or tax sharing agreement.

     3.07 Accounts Receivable. All accounts receivable reflected on the Recent Balance Sheet, and incurred since the date thereof, represent arm's length sales actually made in the ordinary course of the PA Business, are subject to no counterclaim or setoff, and are not in dispute. Schedule 3.07 contains an aged schedule of accounts receivable included in the Recent Balance Sheet. All accounts receivable reflected on the Final Closing Balance Sheet will represent arm's length sales actually made in the ordinary course of the PA Business.

     3.08 Inventory. All inventory reflected on the Recent Balance Sheet consists of a quality and quantity usable and saleable in the ordinary course of the PA Business, had a commercial value at least equal to the value shown on such balance sheet and is valued in accordance with generally accepted accounting principles at the lower of cost (on a FIFO basis) or market. All inventory purchased since the date of such balance sheet consists of a quality and quantity usable and saleable in the ordinary course of the PA Business. Except as set forth in Schedule 3.08, all inventory of the PA Division is located on premises owned or leased by Company as reflected in this Agreement. All work-in-process contained in inventory constitutes items in process of production pursuant to contracts or open orders taken in the ordinary course of the PA Business, from regular customers of Company with no recent history of credit problems with respect to Company; neither Company nor any such customer is in material breach of the terms of any obligation to the other, and no valid grounds exist for any set-off of amounts billable to such customers on the completion of orders to which work-in-process relates. All work-in-process is of a quality ordinarily produced in accordance with the requirements of the orders to which such work-in-process is identified, and will require no rework with respect to services performed prior to Closing.

     3.09 Absence of Certain Changes. Since April 30, 1999, unless otherwise described in Schedule 3.09 or consented to in writing by Buyer, Company has conducted the PA Business only in the ordinary and usual course consistent with past practice and, without limiting the generality of the foregoing, there has not been:

           (a)  Adverse Change. Any adverse change in the financial condition,
                --------------
     assets, the PA Business, prospects or operations of the PA Division, or the liabilities of Company;

           (b)  Damage. Any loss, damage or destruction in excess of $10,000,
                ------
     whether covered by insurance or not, affecting the PA Business, Facilities or properties;

           (c)  Increase in Compensation. Any increase in excess of $5,000 per
                ------------------------
     individual per year or $50,000 for all employees in the aggregate in the compensation, salaries or wages payable or to become payable to any employee or agent of Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

           (d)  Labor Disputes. Any labor dispute or disturbance, other than
                --------------
     individual routine grievances which are not material to the PA Business, financial condition or results of operations of the PA Division;

           (e)  Commitments. Any commitment or transaction by Company
                -----------
     (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of the PA Business consistent with past practice or other than such commitments as will be transferred in connection with the Ingram Spinoff;

           (f)  Dividends. Any declaration, setting aside, or payment of any
                ---------
     dividend or any other distribution in respect of Company's capital stock; any redemption, purchase or other acquisition by Company of any capital stock of Company, or any security relating thereto; or any other payment to any Shareholder in such person's capacity as a shareholder;

           (g)  Disposition of Property. Any sale, lease or other transfer or
                -----------------------
     disposition of any properties or assets of Company, except for (i) the disposition of all the Ingram Assets and (ii) the sale of inventory items in the ordinary course of the PA Business;

           (h)  Indebtedness. Any indebtedness for borrowed money incurred,
                ------------
     assumed or guaranteed by Company;

           (i)  Liens. Any liens (statutory or otherwise), security interests,
                -----
     claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, easements, covenants, reservations, restrictions, rights-of-way, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens") made on any of the properties or assets of Company other than the Ingram Assets;

           (j)  Amendment of Contracts. Any entering into, amendment or
                ----------------------
     termination by Company of any contract, or any waiver of material rights thereunder, other than (i) in the ordinary course of the PA Business or
     (ii) such contracts as will be transferred in connection with the Ingram Spinoff;

           (k)  Loans and Advances. Any loan or advance (other than advances
                ------------------
     to employees in the ordinary course of the PA Business for travel and entertainment in accordance with past practice) to any person including, but not limited to, any officer, director or employee of Company, or any Shareholder or Affiliate;

           (l)  Credit. Any grant of credit to any customer or distributor on
                ------
     terms or into employees amounts more favorable than those which have been extended to such customer or distributor in the past, any other change in the terms of any credit heretofore extended, or any other change of Company's policies or practices with respect to the granting of credit; or

           (m)  Unusual Events. Any other event or condition not in the
                --------------
     ordinary course of the PA Business.

     3.10 Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed in the Recent Balance Sheet or in Schedule 3.10, Company does not have any liabilities other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of the PA Business and consistent with past practice and none of which has or will have a material adverse effect on the PA Business, financial condition or operations of Company. Except as and to the extent described in the Recent Balance Sheet or in Schedule 3.10, no Shareholder has knowledge of any basis for the assertion against Company of any liability and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to Liabilities, except commercial liabilities and obligations incurred in the ordinary course of the PA Business and consistent with past practice.

     3.11 No Litigation. Except as set forth in Schedule 3.11, there is no action, suit, arbitration, proceeding, investigation or inquiry, whether civil, criminal or administrative (collectively, "Litigation") pending or threatened against Company, its directors (in their capacity as directors of Company), the PA Business or any of its assets, nor does any Shareholder know, or have grounds to know, of any basis for any Litigation. Schedule 3.11 also identifies all Litigation to which Company or any of its directors have been parties since January 1, 1994. Except as set forth in Schedule 3.11, none of Company, the PA Business or Company's assets is subject to any Order of any government entity.

     3.12  Compliance With Laws and Orders.

           (a)  Compliance. Except as set forth in Schedule 3.12, Company
                ----------
     (including each and all of its operations, practices, properties and assets) is in compliance with all applicable Laws and Orders, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, zoning, building and sanitation, employment, retirement and labor relations, product advertising and the Environmental Laws (as hereinafter defined). Except as set forth in Schedule 3.12, Company has not received notice of any violation or alleged violation of, and is subject to no liability for past or continuing violation of, any Laws or Orders. All reports and returns required to be filed by Company with any government entity have been filed, and were accurate and complete when filed. Without limiting the generality of the foregoing:

                (i) The operation of the Business as it is now conducted does not, nor does any condition existing at any of the Facilities, in any manner constitute a nuisance or other tortious interference with the rights of any person or persons in such a manner as to give rise to or constitute the grounds for a suit, action, claim or demand by any such person or persons seeking compensation or damages or seeking to restrain, enjoin or otherwise prohibit any aspect of the conduct of the Business or the manner in which it is now conducted.

                (ii) Company has made all required payments to its unemployment compensation reserve accounts with the appropriate governmental departments of the states where it is required to maintain such accounts, and each of such accounts has a positive balance.

                (iii) Company has delivered to Buyer copies of all reports of Company for the past five (5) years required under the federal Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety laws and regulations. The deficiencies, if any, noted on such reports have been corrected.

           (b)  Permits and Licenses. Company has all permits, licenses,
                --------------------
     approvals, authorizations and consents of all government entities and all certification organizations required for the conduct of the Business (as presently conducted) and operation of the Facilities. All such licenses, permits, approvals, authorizations and consents are described in Schedule 3.12, are in full force and effect and, except as to those permits and licenses unique to the Ingram Division or otherwise noted on Schedule 3.12, are assignable to Buyer in accordance with the terms hereof. Except as set forth in Schedule 3.12, Company (including its operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents.

           (c)  Environmental Matters. The applicable Laws relating to
                ---------------------
     pollution or protection of the environment, including Laws relating to emissions, discharges, generation, storage, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic, hazardous or petroleum or petroleum-based substances or wastes (collectively, "Waste") into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Waste including, without limitation, the Clean Water Act, the Clean Air Act, the Resource Conservation and Recovery Act, the Toxic Substances Control Act and the Comprehensive Environmental Response Compensation Liability Act ("CERCLA"), each as amended (collectively, all such laws, together with their state and local counterparts, "Environmental Laws." Without limiting the generality of the foregoing provisions of this Section 3.12, Company is in full compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the Environmental Laws or contained in any regulations, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. Except as set forth in
     Schedule 3.12, there is no Litigation nor any demand, claim, hearing or notice of violation pending or threatened against Company relating in any way to the Environmental Laws or any Order issued, entered, promulgated or approved thereunder. Except as set forth in Schedule 3.12, there are no past or present (or, to the best of Shareholders' knowledge, future) events, conditions, circumstances, activities, practices, incidents, actions, omissions or plans with respect to the operations of the Business, the activities of Company or the condition of any Real Property currently or previously leased or owned by Company which may interfere with or prevent compliance or continued compliance with the Environmental Laws or with any Order issued, entered, promulgated or approved thereunder, or which may give rise to any liability, including, without limitation, liability under CERCLA or similar state or local Laws, or otherwise form the basis of any Litigation, hearing, notice of violation, study, investigation or remediation based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Waste.

     3.13  Title to and Condition of Properties.

           (a)  Marketable Title. Company has good and marketable title to all
                ----------------
     of Company's personal property and other assets (other than the Leased Real Property) used by Company to conduct the PA Business, free and clear of all mortgages and Liens except those described in Schedule 3.13. None of such personal property or assets is subject to any restrictions with respect to the transferability thereof.

           (b)  No Owned Real Property. Company does not own or have an option
                ----------------------
     to purchase any real property.

           (c)  Condition. All tangible assets owned by Company and used in
                ---------
     the operation of the PA Division are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of the PA Division), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the PA Business as conducted during the twelve (12) months preceding the date hereof.

           (d)  Leased Real Property. Schedule 3.13 sets forth a description of
                --------------------
     all real property used or occupied by Company (the "Leased Real Property").
     Schedule 3.13 also includes copies of each such lease. There are now in full force and effect duly issued certificates of occupancy permitting the Leased Real Property and improvements located thereon to be legally used and occupied as the same are now constituted. Neither the Leased Real Property nor its use is in violation of any local governmental ordinance, regulation or building code, nor is there a pending or threatened investigation regarding a possible violation of any of the foregoing. There are no claims of adverse possession or prescriptive rights involving any parcel of the Leased Real Property, and no basis exists for any such claim. No public improvements have been commenced, and, to Shareholders' knowledge, no public improvements are planned, which may result in special assessments against, or which may otherwise materially adversely affect, any Leased Real Property. No portion of any parcel of the Leased Real Property has been used as a landfill or for storage or landfill of hazardous or toxic materials. No Shareholder has notice or knowledge of any
     (i) Order requiring repair, alteration, or correction of any existing condition affecting any Leased Real Property or the systems or improvements thereat,
     (ii) condition or defect which could give rise to an Order of the sort referred to in "(i)" above, or (iii) underground storage tanks (except as referenced in Section 5.03), or any structural, mechanical, or other defects of material significance affecting any Leased Real Property or the systems or improvements thereat (including, but not limited to, inadequacy for normal use of mechanical systems or disposal or water systems at or serving the Leased Real Property).

           (e)  No Condemnation or Expropriation. Neither the whole nor any
                --------------------------------
     portion of the property or any other assets of Company is subject to any Order to be sold or is being condemned, expropriated or otherwise taken by any government entity with or without payment of compensation therefor, nor, to the best of Shareholders' knowledge, has any such condemnation, expropriation or taking been proposed, nor has Company agreed or committed to dedicate any part of the Leased Real Property.

           (f)  No Omission of Material Fact regarding the Leased Real Property.
                ---------------------------------------------------------------
     Company and Shareholders represent that Company or Shareholders have delivered or disclosed to Buyer all information known to Company or Shareholders regarding the Leased Real Property, and that Company and Shareholders have not failed to deliver any material fact of which either of such parties has knowledge regarding the condition of the Leased Real Property.

     3.14 Title Insurance. Shareholders have provided to Buyer correct and complete copies of Company's leasehold title insurance policies.

     3.15 Surveys. Shareholders have provided to Buyer correct and complete copies of the most recent surveys of all Leased Real Property.

     3.16 Bank Accounts. Set forth in Schedule 3.16 is a list of each bank in which Company has an account or safe deposit box, the name and number of each such account or box and the names of all persons authorized to draw thereon or who have access thereto, with the amounts they are authorized to draw.

     3.17 Insurance. Set forth in Schedule 3.17 is a complete and accurate list and description of all policies of fire, liability, product liability, workers compensation, health and other forms of insurance presently in effect with respect to the Business and properties of Company, true and correct copies of which have heretofore been delivered to Buyer. Schedule 3.17 includes, without limitation, the carrier, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and the date through which premiums have been paid with respect to each such policy, and any pending claims in excess of $10,000. All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of Company, of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated; and no such policy (nor any previous policy) provides for or is subject to any currently enforceable retroactive rate or premium adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events arising prior to the date hereof. Schedule 3.17 indicates each policy as to which (a) the coverage limit has been reached or (b) the total incurred losses to date equal 75% or more of the coverage limit. No notice of cancellation or termination has been received with respect to any such policy. Company has not been refused any insurance with respect to any aspect of the operations of the Business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three years. Company has duly and timely made all claims it has been entitled to make under each policy of insurance. All products liability and general liability policies maintained by or for the benefit of Company have been "occurrence" policies and not "claims made" policies. There is no claim by Company pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and no Shareholder knows of any basis for denial of any claim under any such policy.

     3.18  Contracts and Commitments.

           (a)  Real Property Leases. Except as set forth in Schedule 3.13,
                --------------------
     Company has no leases of real property.

           (b)  Personal Property Leases. Except as set forth in Schedule 3.18,
                ------------------------
     Company has no leases of personal property involving consideration or other expenditure in excess of $10,000 or involving performance over a period of more than six (6) months.

           (c)  Purchase Commitments. Company has no purchase commitments for
                --------------------
     inventory items or supplies that, together with amounts on hand, constitute in excess of six (6) months normal usage, or which are at an excessive price.

           (d)  Sales Commitments. Company has no sales contracts or
                -----------------
     commitments to customers or distributors (collectively, "Sales Commitments") except those made in the ordinary course of the Business, at arm's length and none of such Sales Commitments is for a sales price which would result in a loss, in the aggregate for any one customer, to Company.

           (e)  Contracts With Affiliates and Certain Others. Except as
                --------------------------------------------
     disclosed in Schedule 3.18, Company has no agreement, understanding, contract or commitment (written or oral) with any Affiliate or any other officer, employee, agent, consultant, distributor, dealer or franchisee that is not cancelable by Company on notice of not longer than thirty (30) days without liability, penalty or premium of any nature or kind whatsoever.

           (f)  Powers of Attorney. Company has not given a power of attorney,
                ------------------
     which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

           (g)  Collective Bargaining Agreements. Company is not a party to
                --------------------------------
     any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups.

           (h)  Loan Agreements. Except as set forth in Schedule 3.18, Company
                ---------------
     is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

           (i)  Guarantees. Except as disclosed on Schedule 3.18, Company has
                ----------
     not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

           (j)  Contracts Subject to Renegotiation. Company is not a party to
                ----------------------------------
     any contract with any government entity body which is subject to renegotiation.

           (k)  Burdensome or Restrictive Agreements. Company is not a party to
                ------------------------------------
     nor is it bound by any agreement, deed, lease or other instrument which is so burdensome as to materially affect or impair the PA Business or operation of the PA Division. Without limiting the generality of the foregoing, Company is not a party to nor is it bound by any agreement requiring Company to assign any interest in any trade secret or proprietary information, or prohibiting or restricting Company from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on the PA Business anywhere in the world.

           (l)  Other Material Contracts. Company has no lease, license,
                ------------------------
     contract or commitment of any nature involving consideration or other expenditure in excess of $50,000 or involving performance over a period of more than six (6) months, or which is otherwise individually material to the operations of Company, except as explicitly described in Schedule 3.18 or in any other Schedule.

           (m)  No Default. Company is not in default under any lease, contract
                ----------
     or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Company's obligations or result in the creation of any Lien on the Facilities or any of the assets owned, used or occupied by Company. No third party is in default under any lease, contract or commitment to which Company is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

     3.19 Labor Matters. Except as set forth in Schedule 3.19, within the last five (5) years Company has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with the Business. Except to the extent set forth in Schedule 3.19,
(a) Company is in compliance with all applicable Laws regarding employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against Company pending or threatened; (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or threatened against or affecting Company nor any secondary boycott with respect to products of

Company; (d) no question concerning representation has been raised or is threatened respecting the employees of Company; (e) no grievance which might have a material adverse effect on the Business or operation of Company, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and no such claim therefor exists; (f) there are no administrative charges or court complaints against Company concerning alleged employment discrimination or other employment related matters pending or threatened before the U.S. Equal Employment Opportunity Commission or any government entity or before any federal or state court; and (g) there are no investigations, complaints, citations or other proceedings threatened or pending against Company by the U.S. Occupational, Safety and Health Administration or any state agency concerning any health or safety matters.

     3.20  Employee Benefits Plans.

           (a)  Disclosure. Schedule 3.20 sets forth all pension, thrift,
                ----------
     savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, cafeteria plan (as defined in Section 125 of the Code), reimbursement plans for medical expenses or dependent care, qualified transportation or parking benefit program, adoption or education assistance program, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, "golden parachutes," collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (such act, "ERISA")), all employee manuals, and all written or binding oral statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any persons employed by Company. The items described in the foregoing sentence are hereinafter sometimes referred to collectively as "Employee Plans/Agreements." True and correct copies of all the Employee Plans/Agreements, including all amendments thereto, have heretofore been provided to Buyer. Each of the Employee Plans/Agreements is identified on Schedule 3.20, to the extent applicable, as one or more of the following: an "employee pension benefit plan" (as defined in Section 3(2) of ERISA), a "defined benefit plan" (as defined in Section 414 of the Code), an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and/or as a plan intended to be qualified under Section 401 of the Code. No Employee Plan/Agreement is a "multi-employer plan" (as defined in Section 4001 of ERISA), and Company has never contributed to, or been obligated to contribute to, any such multi-employer plan.

           (b)  Terminations, Proceedings, Penalties, etc. With respect to each
                -----------------------------------------
     employee benefit plan (including, without limitation, the Employee Plans/Agreements) that is subject to the provisions of Title IV of ERISA and with respect to which Company or any of its assets may, directly or indirectly, be subject to any liability, contingent or otherwise, or the imposition of any Lien (whether by reason of the complete or partial termination of any such plan, the funded status of any such plan, any "complete withdrawal" (as defined in Section 4203 of ERISA) or "partial withdrawal" (as defined in Section 4205 of ERISA) by any person from any such plan, or otherwise):

                (i) no such plan has been terminated so as to subject, directly or indirectly, any assets of Company to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA;

                (ii) no proceeding has been initiated or threatened by any person (including the Pension Benefit Guaranty Corporation ("PBGC")) to terminate any such plan;

                (iii) no condition or event currently exists or currently is expected to occur that could subject, directly or indirectly, any assets of Company to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA, whether to the PBGC or to any other person or otherwise on account of the termination of any such plan;

                (iv) if any such plan were to be terminated as of the Closing Date, no assets of Company would be subject, directly or indirectly, to any liability, contingent or otherwise, or the imposition of any lien under Title IV of ERISA;

                (v) no "reportable event" (as defined in Section 4043 of ERISA) has occurred with respect to any such plan;

                (vi)  no such plan which is subject to Section 302 of ERISA or
           Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code, respectively), whether or not waived; and

                (vii) no such plan is a multi-employer plan or a plan described in Section 4064 of ERISA.

           (c)  Prohibited Transactions, etc.  There have been no "prohibited
                ----------------------------
     transactions" within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to any Employee Plan/Agreement, and no event or omission has occurred in connection with which Company or any of its assets or any Employee Plan/Agreement, directly or indirectly, could be subject to any liability under ERISA, the Code or any other Law or Order applicable to any Employee Plan/Agreement, or under any agreement, instrument, Law or Order pursuant to or under which Company has agreed to indemnify or is required to indemnify any person against liability incurred under any such Law or Order.

           (d)  Full Funding. The funds available under each Employee
                ------------
     Plan/Agreement which is intended to be a funded plan exceed the amounts required to be paid, or which would be required to be paid if such Employee Plan/Agreement were terminated, on account of rights vested or accrued as of the Closing Date (using the actuarial methods and assumptions then used by Company's actuaries in connection with the funding of such Employee Plan/Agreement).

           (e)  Controlled Group; Affiliated Service Group; Leased Employees.
                ------------------------------------------------------------
     Company has never been a member of a controlled group of corporations as defined in Section 414(b) of the Code or in common control with any unincorporated trade or business as determined under Section 414(c) of the Code. Company has never been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. There are not and never have been any leased employees within the meaning of Section 414(n) of the Code who perform services for Company, and no individuals are expected to become leased employees with the passage of time.

           (f)  Payments and Compliance.  With respect to each Employee
                -----------------------
     Plan/Agreement, (i) all payments due from Company to date have been made and all amounts properly accrued to date as liabilities of Company which have not been paid have been properly recorded on the books of Company and are reflected in Company's balance sheets; (ii) Company has complied with, and each such Employee Plan/Agreement conforms in form and operation to, all applicable laws and regulations, including but not limited to ERISA and the Code, in all respects and all reports and information relating to such Employee Plan/Agreement required to be filed with any governmental entity have been timely filed; (iii) each Employee Plan/Agreement which is a "group health plan" (as defined in Section 5000(b) of the Code) has been operated in accordance with the group health plan continuation coverage requirements and portability requirements of the Code and ERISA; (iv) all reports and information relating to each such Employee Plan/Agreement required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided; (v) each such Employee Plan/Agreement which is intended to qualify under Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service with respect to such qualification, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such letter that has or is likely to adversely affect such qualification or exemption; (vi) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the best of Shareholders' knowledge, threatened with respect to such Employee Plan/Agreement or against the assets of such Employee Plan/Agreement; (vii) no investigation, review or audit of any Employee Plan/Agreement by the IRS, United States Department of Labor or other government entity is in progress, pending, scheduled or noticed; and (viii) no Employee Plan/Agreement is a plan which is established and maintained outside the United States primarily for the benefit of individuals substantially all of whom are nonresident aliens.

           (g)  Post-Retirement Benefits. No Employee Plan/Agreement provides
                ------------------------
     benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to current or former Company's employees beyond their retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death or retirement benefits under any Employee Plan/Agreement that is an employee pension benefit plan,
     (iii) deferred compensation benefits accrued as liabilities on the books of Company (including the Recent Balance Sheet), (iv) disability benefits under any Employee Plan/Agreement that is an employee welfare benefit plan and which have been fully provided for by insurance or otherwise or (v) benefits in the nature of severance pay.

           (h)  No Triggering of Obligations. The consummation of the
                ----------------------------
     transactions contemplated by this Agreement will not (i) entitle any current or former employee of Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee or (iii) result in any prohibited transaction described in Section 406 of ERISA or
     Section 4975 of the Code for which an exemption is not available.

           (i)  Delivery of Documents. There has been delivered to Buyer, with
                ---------------------
     respect to each Employee Plan/Agreement:

                (i) a copy of the annual report, if required under ERISA, with respect to each such Employee Plan/Agreement for the last two (2) years;

                (ii) a copy of the summary plan description, together with each summary of material modifications, required under ERISA with respect to such Employee Plan/Agreement, all material employee communications relating to such Employee Plan/Agreement, and, unless the Employee Plan/Agreement is embodied entirely in an insurance policy to which Company is a party, a true and complete copy of such Employee Plan/Agreement;

                (iii) if the Employee Plan/Agreement is funded through a trust or any third party funding vehicle (other than an insurance policy), a copy of the trust or other funding agreement and the latest financial statements thereof;

                (iv) the most rece nt determination letter received from the IRS with respect to each Employee Plan/Agreement that is intended to be a "qualified plan" under Section 401 of the Code; and

                (v) a copy of any investment management agreement which delegates authority for investment of the assets of any Employee Plan/Agreement.

                (vi) With respect to each Employee Plan/Agreement for which an annual report has been filed and delivered to Buyer pursuant to Section

           3.17(i)(i) hereof, no material adverse change has occurred with respect to the matters covered by the latest such annual report since the date thereof.

           (j)  Future Commitments. Company has not announced any plan or
                ------------------
     legally binding commitment to create any additional Employee
     Plans/Agreements or to amend or modify any existing Employee
     Plan/Agreement.

     3.21 Employment Compensation. Schedule 3.21 contains a true and correct list of all employees to whom Company is paying compensation, including bonuses and incentives, at an annual rate in excess of $50,000 for services rendered or otherwise; and in the case of salaried employees such list identifies the current annual rate of compensation for each employee and in the case of hourly or commission employees identifies certain reasonable ranges of rates and the number of employees falling within each such range.

     3.22  Proprietary Rights.

           (d) Schedule 3.22 constitutes a full and complete list of all trademarks, trade names, service marks, copyrights and patents, or applications therefor, owned or used by Company in the PA Business. Company owns or possesses adequate licenses or other rights to use all patents, patent applications, trademarks, trademark registrations, applications for trademark registrations, trade secrets, service marks, service mark registrations, applications for service mark registrations, trade names, labels, slogans, claims of copyright, copyright registrations, applications for copyright registrations, copyrights, drawings, designs, proprietary know-how or information, or other rights with respect thereto (collectively referred to as "Proprietary Rights"), used in the PA Business or operation of the PA Division (as so used, the "PA Proprietary Rights"), and the same are sufficient to conduct the PA Business as it has been and is now being conducted.

           (e) Company warrants that all maintenance and renewal fees have been paid in full and according to schedule.

           (f) The operations of Company do not conflict with or infringe, and no one has asserted to Company or any Shareholder that such operations conflict with or infringe, any Proprietary Rights owned, possessed or used by any third party. To the knowledge of each Shareholder, there are no third parties whose operations conflict with or infringe, nor has anyone asserted that such operations conflict with or infringe, any Proprietary Rights owned, possessed or used by Company.

           (a) There are no pending claims, and no Shareholder has any knowledge of any threatened claims, against Company relating to whether the Products and services of Company are Year 2000 Compliant.

     3.23  Major Customers and Suppliers.

           (a)  Major Customers. Schedule 3.23 contains a list of the ten (10)
                ---------------
     largest customers, including distributors, of the PA Division for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of net sales) showing the total dollar amount of net sales to each such customer during each such year. No Shareholder has any knowledge or information of any facts indicating, nor any other reason to believe, that any of the customers listed on Schedule 3.23 will not continue to be customers of Company after the Closing at substantially the same level of purchases as heretofore.

           (b)  Major Suppliers. Schedule 3.23 contains a list of the ten (10)
                ---------------
     largest suppliers to the PA Division for each of the two (2) most recent fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year. No Shareholder has any knowledge or information of any facts indicating, nor any other reason to believe, that any of the suppliers listed on Schedule 3.23 will not continue to be suppliers to Company after the Closing and will not continue to supply Company with substantially the same quantity and quality of goods at competitive prices.

           (c)  Dealers and Distributors. Schedule 3.23 contains a list of all
                ------------------------
     sales representatives, dealers, distributors and franchisees of the PA Division, together with representative copies of all sales representative, dealer, distributor and franchise contracts and policy statements, and a description of all substantial modifications or exceptions.

     3.24 Product Warranty and Product Liability. Schedule 3.24 contains a true, correct and complete copy of Company's standard warranty or warranties for sales of Products, and, except as stated therein, there are no warranties, commitments or obligations with respect to the return, repair or replacement of Products. Schedule 3.24 sets forth the estimated aggregate annual cost to Company of performing warranty obligations for customers of the PA Division for each of the five (5) preceding fiscal years and the current fiscal year to the date of the Recent Balance Sheet. Schedule 3.24 contains a description of all product liability claims and similar Litigation relating to Products manufactured or sold, or services rendered, which are presently pending or which to any Shareholder's knowledge are threatened, or which have been asserted or commenced against Company within the last five (5) years, in which a party thereto either requests injunctive relief or alleges damages in excess of $50,000 (whether or not covered by insurance). There are no defects in design, construction or manufacture of Products which would adversely affect performance or create an unusual risk of injury to persons or property. None of the Products has been the subject of any replacement, field fix, retrofit, modification or recall campaign and, to any Shareholder's knowledge, no facts or conditions exist which could reasonably be expected to result in such a recall campaign. The Products have been designed, manufactured and labeled so as to meet and comply with all governmental standards and specifications currently in effect, and have received all governmental approvals necessary to allow their sale and use. The term

"Products" means any and all products currently or at any time previously manufactured, distributed or sold by Company, or by any predecessor of Company under any brand name or mark under which products are or have been manufactured, distributed or sold by Company.

     3.25  Affiliates' Relationships to Company.

           (a)  Contracts With Affiliates. All leases, contracts, agreements or
                -------------------------
     other arrangements between Company and any Affiliate are described on
     Schedule 3.25.

           (b)  No Adverse Interests. None of the Affiliates have any direct or
                --------------------
     indirect interest in (i) any entity which does business with Company or is competitive with the PA Business, or (ii) any property, asset or right which is used by Company in the conduct of the PA Business.

           (c)  Obligations. All obligations of any Affiliate to Company, and
                -----------
     all obligations of Company to any Affiliate, are listed on Schedule 3.25.

     3.26 Spinoff of Ingram Division; Transfer of Ingram Employees and Employee Benefits.

           (a) All of the Ingram Assets and Ingram Liabilities, and the business of the Ingram Division, have been transferred by Company ("New Ingram"). "Ingram Assets" shall mean all assets of Company relating exclusively to the Ingram Division. "Ingram Liabilities" shall mean all payment obligations, contingent liabilities and other liabilities of Company, however and whenever incurred, and whenever due and payable, arising out of, as a result of, or related to the operations of the Ingram Division. The foregoing transfer of Ingram Assets and the Ingram Liabilities is referred to in this Agreement as the "Ingram Spinoff."

           (b) Company has terminated the employment of certain employees set forth on Schedule 3.26 hereto, and such employees have been transferred to New Ingram. Company has transferred the employment of certain employees set forth on Schedule 3.26 from the Ingram Division to the PA Division. Company represents and warrants that those employees transferred from the Ingram Division to the PA Division are necessary to the operation of the PA Business.

           (c) The Employee Benefit Plans of Company shall be transferred to New Ingram or retained by Company, as described on Schedule 3.26.

           (d) The Ingram Division shall be released from any and all obligations relating to an intra-company loan from the PA Division, in an amount, as of June 30, 1999, equal to Three Million Five Hundred Three Thousand Dollars.

     3.27 Production Transition. Company has transferred the vibratory roller operations and related PA Division Products from Company's Danville, Indiana Facility to Company's Brownsburg, Indiana Facility.

     3.28 Assets Necessary to PA Business. Upon the Ingram Spinoff and the transfer of the assets referenced in Section 9.01(j), the Company will own all property and assets, tangible and intangible, and all leases, licenses and other agreements, which are necessary to permit Buyer to carry on the PA Business as presently conducted.

     3.29 Copies of Certain Documents. Shareholders have heretofore delivered to Buyer true and complete copies of: (a) all agreements entered into by Company, if any, providing for the acquisition or disposition of businesses or product lines; (b) all federal and other tax returns filed by Company and, to the extent such returns relate to the properties, assets or operations of Company, by any Shareholder, for the years ended on December 31, 1998, December 31, 1997, and December 31, 1996; and (c) a complete list of all investments of Company, if any, in marketable or other securities (whether debt or equity).

     3.30 Underlying Documents. Any underlying documents listed or described in this Agreement or in the attached Schedules have heretofore been furnished to Buyer or its representatives. All such documents furnished to Buyer or its representatives are true and complete copies, and there are no amendments or modifications thereto, except as expressly noted in the Schedules in which such documents are listed, described and/or incorporated. The minute books of Company contain full, complete and accurate records of all meetings and other corporate actions taken by the directors and Shareholders of Company.

     3.31 PA Business of Company. To the knowledge of Shareholders, there are no conditions existing with respect to the markets, products, Facilities or personnel of Company which would reasonably be expected to materially and adversely affect the PA Business or prospects of the PA Division, other than such conditions as may affect the industry in general in which Company participates.

     3.32 Disclosure of Material Facts. Shareholders have disclosed to Buyer all material facts relating to the condition (financial or otherwise), of the Business, net worth, assets, properties, liabilities, operations or future prospects of Company. The representations and warranties contained in Article III of this Agreement and in the Schedules hereto, and any other documents or information furnished to Buyer by any Shareholder do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein or therein not misleading.

     3.33 No Payment of Transaction Expenses. Shareholders have not caused nor have taken any action which will cause Company to pay, or reimburse Shareholders, for any expenses incurred by Company or Shareholders pursuant to or otherwise in connection with the transactions contemplated by this Agreement.

     3.34 No Brokers or Finders. Neither Company nor any of its directors, officers, employees, Shareholders or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

                                  ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer makes the following representations and warranties to Shareholders, each of which is true and correct on the date hereof, shall be unaffected by any investigation heretofore or hereafter made by Shareholders or any notice to Shareholders, and shall survive the Closing of the transactions provided for herein.

     4.01  Corporate.

           (a)  Organization. Buyer is a corporation duly organized, validly
                ------------
     existing and in good standing under the laws of the State of Delaware.


           (b)  Corporate Power. Buyer has all requisite corporate power to
                ---------------
      enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

     4.02 Authority. The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the board of directors of Buyer. No other corporate act or proceeding on the part of Buyer is necessary to authorize this Agreement, any of the Ancillary Documents, or the consummation of the transactions contemplated hereby and thereby. When executed and delivered, each of this Agreement and each Ancillary Document constitutes a valid and binding agreement of Buyer, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

     4.03 No Brokers or Finders. Neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any other broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

                                   ARTICLE V
                            POST-CLOSING COVENANTS

     5.01 Noncompetition; Confidentiality. Subject to the Closing, and as an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the PA Business being acquired pursuant to this Agreement, each Shareholder hereby covenants and agrees as follows:

           (a)  Covenant Not to Compete. For a period of five (5) years from the
                -----------------------
     Closing Date, no Shareholder will, directly or indirectly:

                (i) engage in, continue in or carry on any business which competes with the PA Business or is substantially similar thereto, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged;

                (ii) consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now or becomes a competitor of Buyer in any aspect with respect to the PA Business including, but not limited to, advertising or otherwise endorsing the products of any such competitor; soliciting customers or otherwise serving as an intermediary for any such competitor; loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arm's length basis with any such competitor;

                (iii) offer employment to any employee of Buyer without the prior written consent of Buyer; or

                (iv) engage in any practice the purpose of which is to evade the provisions of this covenant not to compete or to commit any act which adversely affects the PA Business; provided, however, that the foregoing shall not prohibit the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed five percent (5%) of the outstanding shares of any such corporation. The parties agree that the geographic scope of this covenant not to compete shall extend throughout North and South America and Europe, and Shareholders acknowledge that such territory is reasonable in light of the PA Business. The parties agree that Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or part of the PA Business or the Shares. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographic scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

           (b)  Covenant of Confidentiality. No Shareholder shall at any time
                ---------------------------
     subsequent to the Closing, except as explicitly requested by Buyer, (i) use for any purpose, (ii) disclose to any person, or (iii) keep or make copies of documents, tapes, discs or programs containing, any confidential information concerning the PA Division. For purposes hereof, "confidential information" shall mean and include, without limitation, all PA Proprietary Rights in which has an interest, all customer lists and customer information, and all other information concerning the PA Division's processes, apparatus, equipment, packaging, products, marketing and distribution methods, not already in the public domain.

           (c)  Equitable Relief for Violations. Each Shareholder agrees that
                -------------------------------
     the provisions and restrictions contained in this Section 5.01 are necessary to protect the legitimate continuing interests of Buyer in acquiring the PA Division, and that any violation or breach of these provisions will result in irreparable injury to Buyer for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to Buyer for such violation or breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section 5.01.

     5.02 Preparation of Company's Tax Return. Buyer shall prepare Company's federal and state income tax return for the period beginning January 1, 1999 and ending on the Closing Date.

     5.03 Underground Storage Tank. Following the Closing, the Shareholders and the LLC will comply fully with applicable Indiana Environmental Laws with respect to the closure or removal of any underground storage tank located on the premises of the Brownsburg Facility.

     5.04  Year 2000 Compliance.

           (a)  Current Status of Year 2000 Compliance. The parties acknowledge
                --------------------------------------
     that Company's internal systems are not, as of the Closing, fully Year 2000 Compliant, and that the Shareholders have not conducted inquiries to determine whether Company's major suppliers and vendors and all Products and services marketed by Company are fully Year 2000 Compliant. To be "Year 2000 Compliant" (i) an internal system or a product or service must at all times before, during and after January 1, 2000, accurately process and handle date and time data (including, but not limited to calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, and the years 1999 and 2000, including leap year calculations, to the extent that other information technology used in combination with such internal systems and such products and services properly exchange date/time data with it, and (ii) to the extent any such internal systems and such products and services must perform as a system, such internal systems and such products and services used in combination with other such internal systems and such products and services, respectively, must properly exchange date/time data with them in accordance with clause (i).

           (b)  Post-Closing Costs of Year 2000 Compliance. Shareholders will
                ------------------------------------------
     reimburse Buyer for all reasonable costs incurred in good faith as a result of (i) the installation and start-up of the software described in Schedule 5.04; and (ii) the application of Buyer's Y2K readiness campaign to the Company. To the extent not reimbursed by Shareholders, such costs shall be subject to offset against any special bonus amounts which may hereafter become due and owing under the Employment Agreement.

     5.05 Further Assurance. From time to time, at Buyer's request and without further consideration, Shareholders will execute and deliver to Buyer such documents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Buyer good, valid and marketable title to the Shares.

     5.06 Payment of Line of Credit. Contemporaneously with the Closing, Buyer shall cause the payment obligations associated with Company's obligations to Peoples Bank, set forth on Schedule 3.18, to be satisfied.

                                  ARTICLE VI
                            [Intentionally Omitted]


                                  ARTICLE VII
                                    RELEASE

     7.01 By the LLC and Members. The LLC, C. Christopher Zanetis and Ann B. Zanetis (the "Members") each, personally and on behalf of such person's heirs, successors and assigns, hereby releases, remises, forever discharges and covenants not to sue Buyer or any of Buyer's Affiliates, of and from all manner of Claims arising from or based upon any obligations and liabilities relating to the Town of Brownsburg, Indiana Variable Rate Demand Economic Development Revenue Bonds, Series 1998 (Zanetis Enterprises, L.L.C. Project) (the "Bonds") including loss of tax exemption.

                                 ARTICLE VIII
                                INDEMNIFICATION

     8.01 By Shareholder. Subject to the terms and conditions of this Article VIII, each Shareholder, jointly and severally, hereby agrees to indemnify, defend and hold harmless Buyer, and its directors, officers, employees and controlled and controlling persons (hereinafter "Buyer's Affiliates"), from and against all Claims asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer's Affiliates, Company or the Business, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of any Shareholder contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material"); (b) the breach of any covenant of any Shareholder contained in this Agreement (regardless of whether such breach is deemed "material"); (c) any environmental matters identified on Schedule 3.12; (d) PA Division obligations and liabilities existing or arising from events occurring prior to the Closing Date which are not reflected on the Recent Balance Sheet (or which exceed the amounts on the Recent Balance Sheet reserved therefor), including, without limitation, contingent or undisclosed liabilities, Litigation or claims of any kind, whether or not pending or threatened, relating to any claim, event or occurrence prior to the Closing Date, taxes (including penalties and interest thereon) owed for any period prior to the Closing Date, environmental and employee benefit plan liabilities and claims or liabilities (including warranty obligations in excess of that reflected on the Recent Balance Sheet) for any PA Division Product manufactured or sold by Company prior to the Closing Date; or (e) any Ingram Liabilities and New Ingram liabilities, including, without limitation, contingent or undisclosed Ingram Liabilities and New Ingram liabilities, Litigation or claims of any kind, whether or not pending or threatened, relating to any claim, event or occurrence occurring prior to or at any time after the Closing Date, taxes (including penalties and interest thereon), owed for any period prior to or after the Closing Date on the operations of the Ingram Division or New Ingram, as the case may be, including, without limitation, taxes (including penalties and interest thereon) incurred as a result of the Ingram Spinoff, environmental and employee benefit plan liabilities and claims or liabilities for any Product of the Ingram Division manufactured or sold by Company or New Ingram (or any successor thereto), as the case may be, prior to or at any time after the Closing Date (including without limitation any warranty obligations with respect to Products of the Ingram Division).

     As used in this Article VIII, the term "Claim" shall include (i) all liabilities; (ii) all losses, damages (including, without limitation, consequential damages), judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and reasonable attorneys' fees and expenses); and (iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.

     8.02 By Buyer. Subject to the terms and conditions of this Article VIII, Buyer hereby agrees to indemnify, defend and hold harmless each Shareholder from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material"); (b) the breach of any covenant of Buyer contained in this Agreement (regardless of whether such breach is deemed "material"); or (c) obligations and liabilities relating to the PA Division existing or arising from events occurring after the Closing Date.

     8.03 Indemnification of Third-Party Claims. The obligations and liabilities of any party to indemnify any other party under this Article VIII with respect to Claims relating to third parties shall be subject to the following terms and conditions:

           (a)  Notice and Defense. The party or parties to be indemnified
                ------------------
     (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any such Claim, and the Indemnifying Party and/or its chosen representatives will undertake the defense thereof. Failure by the Indemnified Party to give such notice shall not affect the Indemnifying Party's duties or obligations under this Article VIII, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party and/or its representatives all records and other materials reasonably required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and/or its representatives in defending any such Claim, and shall in all other respects give reasonable cooperation in such defense.

           (b)  Failure to Defend. If the Indemnifying Party, within a
                -----------------
     reasonable time period after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice from the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Claim or to consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment.

           (c)  Indemnified Party's Rights. Anything in this Article VIII to the
                --------------------------
     contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim.

     8.04  Payment.

           (a)  Time for Payment. Upon judgment, determination, settlement or
                ----------------
     compromise of any third-party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal.

           (b)  Effect of Payment. Upon the payment in full by the Indemnifying
                -----------------
     Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third-party Claim.

           (c)  Source and Procedure for Payment of Certain Buyer Claims. With
                --------------------------------------------------------
     respect to any claims for indemnification by Buyer that are subject to the limitations of Section 8.06(b)(i), the parties agree that that Buyer's sole source of payment will be disbursements from the escrow account established pursuant to the terms of the Escrow Agreement, such disbursements to be effected in accordance with the procedures set forth in the Escrow Agreement.

     8.05  Limitations on Indemnification.

           (a)  Time Limitation. No Claim shall be brought under this Article
                ---------------
     VIII after the lapse of two (2) years following the Closing. Regardless of the foregoing, however, or any other provision of this Agreement:

                (i) There shall be no time limitation on Claims brought for breach of any representation or warranty made by Shareholders in Sections 3.04 and 3.05, or for claims or actions brought for fraud in connection with the sale of the Shares to Buyer by Shareholders and (all such Claims, collectively, "Fraud and Title Claims") and Shareholders hereby waive all applicable statutory limitation periods with respect thereto.

                (ii) The time limitation on Claims brought for breach of any representation or warranty made by Shareholders in Section 3.06 or for those items identified on Schedule 8.06 ("Tax Claims") shall be twelve (12) months following the end of any applicable taxing authority's statute of limitations period.

                (iii) There shall be no time limitation on Claims for breach of any representation or warranty made by Shareholders in Section 3.12(c) or Claims brought with respect to Shareholders' indemnification obligations under clause (d) of Section 8.01 ("Environmental Claims"), and Shareholders hereby waive all applicable statutory limitation periods with respect thereto.

                (iv) There shall be no time limitation on Claims with respect to Shareholders' indemnification obligations under clause (e) of
           Section 8.01 to the extent arising from Company's litigation with Attec International, as described in Schedule 3.11 ("Attec Claims").

                (v) There shall be no time limitation on Claims for breach of any representation or warranty made by Shareholders to the extent that such representation or warranty is made with respect to the Ingram Division, the Ingram Assets or the Ingram Liabilities, or Claims with respect to Shareholders' indemnification obligations under clause (f) of Section 8.01 (all such Claims, the "Ingram Claims").

                (vi) There shall be no time limitation on Claims brought for breach of any representation or warranty made by the LLC, or for claims or actions brought in connection with the Bonds.

                (vii) If any act, omission, disclosure or failure to disclosure shall form the basis for a claim for breach of more than one representation or warranty, and such claims have different periods of survival hereunder, the termination of the survival period of one claim shall not affect a party's right to make a claim based on the breach of representation or warranty still surviving.

           (b)  Amount Limitation.
                -----------------

                (i)   Except as provided for in Subsections 8.06(b)(ii) and
           (iii), Shareholders shall have liability to Buyer and Buyer's Affiliates only to the extent of the Escrow Amount.

                (ii) Shareholders shall have liability to Buyer and Buyer's Affiliates, to the extent such liability does not exceed the Purchase Price, for Fraud and Title Claims, Tax Claims, Environmental Claims, Attec Claims or Ingram Claims.

                (iii) Claims by Buyer pursuant Section 5.04(b) are subject to offset as provided in that Section.

           (c)  No Waiver. The closing of the transactions contemplated by this
                ---------
     Agreement shall not constitute a waiver by any party of its rights to indemnification hereunder, regardless of whether the party seeking indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the Closing, and regardless of whether such breach, violation or failure is deemed to be "material."

     8.06 Exclusive Remedy. The indemnification provisions in this Article VIII shall be the sole remedy, exclusive of all other remedies, causes of actions or claims (whether common law or statutory) of the Indemnified Party for any monetary relief or recovery against the Indemnifying Party in connection with any claim arising out of a matter subject to indemnification under this Article VIII or any breach of the representations and warranties set forth in Articles 3 and 4. All indemnification payments under this Article VIII shall be deemed adjustments to the Purchase Price.

                                  ARTICLE IX
                                    CLOSING

     The closing of this transaction (the "Closing") shall take place at the offices of Foley & Lardner at 330 North Wabash Avenue, Suite 3300, Chicago, Illinois at 10:00 A.M. on July 30, 1999, or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "Closing Date."

     9.01 Shareholders' Closing Deliveries. At the Closing, Shareholders shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

           (a)  Stock Certificates. Stock certificates representing the Shares,
                ------------------
     duly endorsed for transfer or with duly executed stock powers attached.

           (b)  Opinion of Counsel. A written opinion of Baker & Daniels,
                ------------------
     counsel to Shareholders, dated as of the Closing Date, addressed to Buyer, substantially in the form of Exhibit A hereto.

           (c)  Resignations. The resignations of all of the officers and
                ------------
     directors of Company, effective as of the Closing Date and in form and substance satisfactory to Buyer.

           (d)  Termination of Lease Agreements. The termination of the lease
                -------------------------------
     agreements existing prior to the Closing Date for the Leased Real Property.

           (e)  Lease Agreements. The lease agreement in the form of Exhibit B
                ----------------
     (the "Lease Agreement"), each duly executed by the owner of the related parcel of Leased Real Property.

           (f)  Escrow Agreement. The Escrow Agreement duly executed by
                ----------------
     Shareholders in the form of Exhibit C hereto (the "Escrow Agreement").

           (g)  Articles; By-laws. A current copy of the By-laws of Company
                -----------------
     certified by the secretary of Company, and a current copy of the Articles of Incorporation of Company certified by the Secretary of State of the state of incorporation of Company.

           (h)  General Releases. Each Shareholder shall deliver duly executed
                ----------------
     general releases, in form and substance satisfactory to Buyer, releasing Company from all liabilities to the Closing Date.

           (i)  Employment Agreement; Consulting Agreement; Non-Competition
                -----------------------------------------------------------
     Agreement. An employment agreement, consulting agreement and non-
     ---------
     competition agreement in the forms of Exhibit D, Exhibit E and Exhibit F, respectively, duly executed by C. Christopher Zanetis.

           (j)  Transfer of Assets. Transfer documentation in form and substance
                ------------------
     satisfactory to Buyer effecting the transfer of those assets listed on
     Schedule 9.01(j) from the LLC to Company.

           (k)  Release of Liens and Other Third Party Obligations. Payoff
                --------------------------------------------------
     letters or similar documentation in form and substance reasonably satisfactory to Buyer enabling Buyer to ascertain that the third parties listed on Schedule 9.01(k) will, upon payment of the amounts set forth in such payoff letters: (i) release any and all Liens on the Company's assets (including assets transferred to the Company pursuant to the transaction required by Section 9.01(j); and (ii) release any and all guaranties or other contingent obligations of Company delivered in favor of such persons.

           (l)  Other Documents. All other documents, instruments or writings
                ---------------
     required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

     9.02 LLC and Members' Closing Deliveries. At the Closing, LLC and Members, as applicable, shall deliver to Buyer releases or similar documentation in form and substance reasonably satisfactory to Buyer evidencing Company's unconditional release from (i) the Unlimited Continuing Guaranty, dated June 3, 1998, by and between Company and Firstar; (ii) the General Security Agreement, dated June 3, 1998, by and between Company and Firstar; (iii) any and all indemnifications owed to Firstar by Company; and (iii) Environmental Indemnity Agreement, dated June 3, 1998, by and between Company and the LLC.

     9.03 Buyer's Closing Deliveries. At the Closing, Buyer shall deliver to Shareholders the following documents, in each case duly executed or otherwise in proper form:

           (a)  Estimated Purchase Price. To Shareholders the estimated Purchase
                ------------------------
     Price as required by Section 2.02(b), and to the Escrow Agent the Escrow Amount as required by Section 2.02(a).

           (b)  Opinion of Counsel. A written opinion of Foley & Lardner,
                ------------------
     counsel to Buyer, dated as of the Closing Date, addressed to Shareholders, in substantially the form of Exhibit G hereto.

           (c)  Certified Resolutions. A certified copy of the resolutions of
                ---------------------
     the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

           (d)  Escrow Agreement. The Escrow Agreement duly executed by Buyer.
                ----------------

           (e)  Lease Agreement. The Lease Agreement, duly executed by Buyer.
                ---------------

           (f)  Incumbency Certificate. Incumbency certificates relating to each
                ----------------------
     person executing any document executed and delivered to Shareholders by Buyer pursuant to the terms hereof.

           (g)  Employment Agreement. The Employment Agreement duly executed by
                --------------------
     Buyer.

           (h)  Other Documents. All other documents, instruments or writings
                ---------------
     required to be delivered to Shareholders at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as Shareholders may reasonably request.

                                   ARTICLE X
                                 MISCELLANEOUS

     10.01 Schedules. Information set forth in the Schedules specifically refers to the article and section of this Agreement to which such information is responsive and such information shall not be deemed to have been disclosed with respect to any other article or section of this Agreement or for any other purpose. Except as specifically provided for herein, the Schedules shall not vary, change or alter the language of the representations and warranties contained in this Agreement and, to the extent the language in the Schedules does not conform in every respect to the language of such representations and warranties, such language shall be disregarded and be of no force or effect.

     10.02 Disclosures and Announcements. Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by either Shareholders or Buyer shall be subject to the approval of the other in all essential respects.

     10.03 Assignment; Parties in Interest.

           (a)  Assignment. Except as expressly provided herein, the rights and
                ----------
     obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. Notwithstanding the foregoing, (i) Buyer may, without consent of any other party, cause one or more subsidiaries of Buyer to carry out all or part of the transactions contemplated hereby; provided, however, that Buyer shall, nevertheless, remain liable for all of its obligations, and those of any such subsidiary, to Shareholders hereunder; and (ii) Buyer may assign its interest in this Agreement to CSFB, as agent, as additional security for Buyer's obligations to such lender and Shareholders agree to execute acknowledgements of such assignments as reasonably may be required by such lender.

           (b)  Parties in Interest. This Agreement shall be binding upon,
                -------------------
     inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

     10.04 Law Governing Agreement. This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of Illinois, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

     10.05 Amendment and Modification. Buyer and Shareholders may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

     10.06 Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

                   (a) If to Buyer, to:

                       Woods Equipment Company
                       6944 Newburg Road
                       Rockford, Illinois 61108
                       Attention: Thomas J. Laird
                       Facsimile: (815) 381-6047

                       (with a copy, which copy shall not constitute notice, to)

                       Madison Dearborn Partners, Inc.
                       Three First National Plaza
                       Suite 3800
                       Chicago, Illinois 60602
                       Attention: Paul R. Wood
                       Facsimile: (312) 895-1156

                       (and to)

                       Foley & Lardner
                       One IBM Plaza, Suite 3300
                       Chicago, Illinois 60611
                       Attention: Stephen M. Slavin
                       Facsimile: (312) 755-1925

or to such other person or address as Buyer shall furnish to Shareholders in writing.

                   (b) If to Shareholders, to:

                     C. Christopher Zanetis
                       7291 Windridge Way
                       Brownsburg, Indiana 46112

                       (with a copy, which copy shall not constitute notice, to)

                       Baker & Daniels
                       300 North Meridian Street
                       Indianapolis, Indiana 46204
                       Attention: David A. Given
                       Facsimile: (317) 237-1000
or to such other person or address as Shareholders shall furnish to Buyer in writing.

     If personally delivered or sent by overnight courier, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

     10.07 Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:

           (a)  Brokerage. Shareholders and Buyer each represent and warrant to
                ---------
     each other that there is no broker involved or in any way connected with the transfer provided for herein. Buyer agrees to hold Shareholders harmless from and against all claims for brokerage commissions or finder's fees incurred through any act of Buyer in connection with the execution of this Agreement or the transactions provided for herein. Shareholders, jointly and severally, agree to hold Buyer harmless from and against all claims for brokerage commissions or finder's fees incurred through any act of any Shareholder in connection with the execution of this Agreement or the transactions provided for herein.

           (b)  Expenses to be Paid by Shareholders. Shareholders shall pay, and
                -----------------------------------
     shall indemnify, defend and hold Buyer harmless from and against, any sales, use, excise, transfer or other similar tax imposed with respect to the transactions provided for in this Agreement, and any interest and survey costs or penalties related thereto.

           (c)  Expenses to be Paid by Buyer. Buyer shall pay, and shall
                ----------------------------
     indemnify, defend and hold Shareholders harmless from and against the fees and other expenses relating to the environmental and health and safety audit performed by Buyer.

           (d)  Other. Except as otherwise provided herein, each of the parties
                -----
     shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

     10.08 Entire Agreement. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

     10.09 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.10 Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

     10.11 Index of Terms. The following sets forth the location of definitions of capitalized terms defined in the body of this Agreement:

     "Affiliate" - Section 2.03(c)(iii)
     "Attec Claims" - Section 8.06(a)(v)
     "Ancillary Documents" - Section 3.04(a)
     "April 1999 Value" - Section 2.03(a)
     "Bonds" - Section 8.03
     "Business" - Recitals
     "Buyer's Accountants" - Section 2.03(e)(i)
     "Buyer's Affiliates" - Section 8.01
     "Brownsburg Facility" - Section 6.02
     "CERCLA" - Section 3.12(c)
     "Claim" - Section 8.01
     "Closing" - Preamble to Article IX
     "Closing Date" - Preamble to Article IX
     "Code" - Section 3.06(e)
     "Company" - Recitals
     "CSFB" - Section 9.01(b)
     "Effective Time" - Section 2.03(d)
     "Employee Plans/Agreements" - Section 3.20(a)
     "Environmental Claims" - Section 8.06(a)(ii)
     "Environmental Laws" - Section 3.12(c)
     "ERISA" - Section 3.20(a)
     "Escrow Agreement" - Section 9.01(f)
     "Escrow Amount" - Section 2.02(a)
     "Estimated Closing Balance Sheet" - Section 2.03(d)
     "Excess Indebtedness Amount" - Section 2.03(c)(ii)
     "Excluded Assets" - Section 1.02
     "Excluded Liabilities" - Section 1.03
     "Facilities" - Recitals
     "Final Closing Balance Sheet" - Section 2.03(e)(iii)
     "Firstar" - Section 9.02(a)
     "Fraud and Title Claims" - Section 8.06(a)(i)
     "IRS" - Section 3.06(c)
     "Indebtedness Amount" - Section 2.03(c)(i)
     "Indemnified Party" - Section 8.04(a)
     "Indemnifying Party" - Section 8.04(a)
     "Ingram Division" - Recitals
     "Ingram Assets" - Section 3.26(a)
     "Ingram Claims" - Section 8.06(a)(iv)
     "Ingram Liabilities" - Section 3.26(a)

     "Ingram Spinoff" - Section 3.26(a)
     "LLC" - Recitals
     "Laws" - Section 3.02
     "Lease Agreement" - Section 9.01(e)
     "Leased Real Property" - Section 3.13(d)
     "Liens" - Section 3.09(i)
     "Litigation" - Section 3.11
     "Members" - Section 7.01
     "New Ingram" - Section 3.26(a)
     "Operation Agreement" - Section 6.08
     "Orders" - Section 3.02
     "PA Business" - Recitals
     "PA Division" - Recitals
     "PA Proprietary Rights" - Section 3.22(a)
     "PBGC" - Section 3.20(b)(ii)
     "Products" - Section 3.24
     "Proprietary Rights" - Section 3.22(a)
     "Purchase Price" - Section 2.01(a)
     "Recent Balance Sheet" - Section 3.03
     "Sales Commitments" - Section 3.18(d)
     "Schedules" - Preamble to Article III
     "Settlement Date" - Section 2.02(c)
     "Shareholders' Accountants" - Section 2.03(e)(ii)
     "Shares" - Recitals
     "Third Accounting Firm" - Section 2.03(e)(iii)
     "Waste" - Section 3.12(c)
     "Working Capital Value" - Section 2.03(b)
     "Year 2000 Compliant" - Section 3.22(b)

Where any group or category of items or matters is defined collectively in the plural number, any item or matter within such definition may be referred to using such defined term in the singular number.


                                ***************

                     (The next page is the signature page)

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


                                        WEC COMPANY


                                        By:  /s/ Steven M. Vandemore
                                        --------------------------------
                                        Its: Vice President


                                        SHAREHOLDERS:

                                        /s/ C. Christopher Zanetis
                                        --------------------------------
                                        C. Christopher Zanetis


                                        /s/ Ann Zanetis
                                        --------------------------------
                                        Ann Zanetis


                                        /s/ Mark R. Kinder
                                        --------------------------------
                                        Mark R. Kinder


                                        /s/ Reba M. Kinder
                                        --------------------------------
                                        Reba M. Kinder


                                        /s/ William J. Bethards
                                        --------------------------------
                                        William J. Bethards


                                        /s/ Robert E. Bethards
                                        --------------------------------
                                        Robert E. Bethards

                                        ZANETIS ENTERPRISES, LLC

                                        /s/ C. Christopher Zanetis
                                        --------------------------------
                                        By:  C. Christopher Zanetis
                                        Its: Member

                                      -2-